    WORLD MONITOR TRUST--
    SERIES B
    MONTHLY REPORT/
    JANUARY 26, 2001

         WORLD MONITOR TRUST--SERIES B
--------------------------------------------------------------------------------
Dear Interest Holder:
Enclosed is the report for the period from December 30, 2000 to January 26, 2001 for the World Monitor Trust--Series B ('Series B'). The net asset value of an interest as of January 26, 2001 was $122.02, an increase of 0.10% from the December 29, 2000 value of $121.90.
The estimated net asset value per interest as of February 14, 2001 was $119.53. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          ------------------------
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from December 30, 2000 to
  January 26, 2001
Revenues:
Realized gain on commodity
  transactions.....................   $ 1,724,995
Change in unrealized commodity
  positions........................    (1,658,863)
Interest income....................        89,723
                                      -----------
                                          155,855
                                      -----------
Expenses:
Commissions........................       106,453
Management fee.....................        27,435
                                      -----------
                                          133,888
                                      -----------
Net gain...........................   $    21,967
                                      -----------
                                      -----------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from December 30, 2000 to
  January 26, 2001
                                             Per
                                Total      Interest
                             -----------   -------
Net asset value at beginning
of period (144,378.389
  interests)...............  $17,599,316   $121.90
Contributions..............      104,945
Net gain...................       21,967
Redemptions................     (337,962)
                             -----------
Net asset value at end of
  period (142,498.457
  interests)...............  $17,388,266    122.02
                             -----------
                             -----------
                                           -------
Change in net asset
  value per interest....................   $  0.12
                                           -------
                                           -------
Percentage change.......................      0.10%
                                           -------
                                           -------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series B is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                -------------------------
                             by: Barbara J. Brooks
                            Chief Financial Officer